TIDAL TRUST II 485BPOS

Exhibit 99(p)(xv)

Code of Ethics

Policy

Chesapeake allows its access persons to maintain personal securities accounts. Personal investing by an access person in any account in which the access person has a beneficial interest, including accounts for any immediate family or household members, must be consistent with our fiduciary duty to our clients and applicable regulatory requirements. Our employees are reminded that Chesapeake, as a fiduciary, and its employees must always place our clients’ interests ahead of our own and strive to avoid even the appearance of impropriety or conflicts of interest, and that our employees must abide by our Code of Ethics in all respects. Each access person must identify any personal investment accounts and report all reportable transactions and investment activity on at least a quarterly basis to the firm’s Chief Compliance Officer, or designee. The Chief Compliance Officer shall make reports of his or her own personal investment accounts and transactions to the firm’s Head of Risk.

Background

SEC Advisers Act Rule 204A-1 (the “Code of Ethics Rule”) requires registered investment advisers to adopt a code of ethics. The rule was designed to prevent fraud by reinforcing fiduciary principles that generally govern the conduct of advisory firms and their personnel. Among other things, the Code of Ethics rule requires the following:

● setting a high ethical standard of business conduct reflecting the adviser’s fiduciary obligations;

● compliance with federal securities laws;

● access persons must periodically report personal securities transactions and holdings, with limited exceptions;

● prior approval required for any IPO or private placement investments by access persons; reporting of violations;

● delivery to and acknowledgement of the Code of Ethics by each supervised person;

● reviews and sanctions;

● recordkeeping; and

● summary Form ADV disclosure.

In addition, SEC Investment Company Act Rule 17j-1 requires an investment adviser to a Fund (as that term is defined in Rule 17j-1; capitalized terms used in this section bear the meanings ascribed to them in Rule 17j-1) to adopt a Code of Ethics that contains provisions that are reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (b) of Rule 17j-1 in connection with the purchase or sale, directly or indirectly, by the Access Person of a Security Held or to be Acquired by the Fund and prohibits the Access Person from employing any device, scheme or artifice to defraud the Fund; making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading; engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or engaging in any manipulative practice with respect to the Fund.

Our Code of Ethics, and related policies and procedures, is a fundamental foundation of Chesapeake’s compliance procedures and represents a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations. Our Code of Ethics is intended to comply with the requirements of Rule 204A-1 and Rule 17j-1. To that end, we maintain reporting requirements for our Access Persons as described below.

Chesapeake Capital Corporation	administration@chesapeakecapital.com
100 South Ashley Drive
Suite 1140
Tampa, FL 33602	Tel: 804.836.1617

Responsibility

The Chief Compliance Officer has the responsibility for implementing and monitoring our policy on personal securities transactions and activities, practices, disclosures and recordkeeping.

Procedure

Chesapeake has adopted procedures to implement our policy on personal securities transactions and reviews to monitor and insure our policy is observed, implemented properly, and amended or updated, as appropriate. Our procedures include the following:

● Pre-clearance of an access person’s participation in an initial public offering.

● Prior approval to be obtained of any acquisition of securities in a limited offering or purchase or sale of interests in pooled investment vehicles for which Chesapeake provides advisory services.

● Prior written approval (see Appendix 5) to be obtained from Chesapeake’s Chief Compliance Officer or Head of Risk for any Chesapeake employee’s purchase or sale of any securities of any registered investment company for which Chesapeake serves as investment adviser or sub-adviser. Pre-clearance and prior approval as described in the previous procedures listed above in this sub-section are not required for a Chesapeake principal engaging in such trades solely in order to test a Chesapeake trading program except where a trade involves an issuer for which Chesapeake provides advisory or sub-advisory services. Our policies concerning personal trading of futures are described in this Manual, Part B, Section 13.6.

● Prohibit certain access persons from executing a transaction in thinly traded or non-NYSE traded securities on a day during which any client has a pending “buy” or “sell” order in the same (or a related) security until that order is executed or withdrawn. Access persons will not be prevented from executing orders in highly liquid NYSE, ASE, or NASDAQ securities on days when the same security coincidentally may be purchased or sold in any client account. Certain access persons may be prevented from executing orders in any personal accounts subject to approval of the Chief Compliance Officer.

● Restrict short-term trading by those directly involved in the investment management and trading process.

● Access persons are required to report current covered securities holdings within 10 days of becoming an access person and at least annually thereafter. Reports must reflect holdings as of a date not more than 45 days before the date the person becomes an access person (initial report) or the report is submitted (annual report). The holdings report must include the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership, the name of the broker-dealer or bank with which the account is maintained and the date the report is submitted.

● Access persons are required to submit a quarterly transaction report no later than 30 days after the end of calendar quarter covering all transactions in covered and reportable securities during the quarter.

Chesapeake Capital Corporation	administration@chesapeakecapital.com
100 South Ashley Drive
Suite 1140
Tampa, FL 33602	Tel: 804.836.1617

● All personal securities transactions are covered except transactions in direct obligations of the United States or its agencies, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, or shares issued by registered affiliated or unaffiliated open-end investment companies.

● The Chief Compliance Officer or Head of Risk will review all access person reports of personal securities transactions for compliance with our policies, including our Insider Trading Policy (see section 19 below), regulatory requirements and our fiduciary duty to our clients, among other things. The Head of Risk will review all reports of such transactions for compliance with Chesapeake’s policies with respect to trading by the Chief Compliance Officer.

● Training related to Chesapeake’s Code of Ethics will be provided on an annual basis to all employees (see section 31 of this Manual).

● An Access person is obliged to notify the Chief Compliance Officer in writing immediately upon becoming aware that he or she is the subject of any legal or regulatory proceedings in any court or before any of our regulators, including the SEC, the CFTC, the NFA and any state securities regulators.

Chesapeake Capital Corporation	administration@chesapeakecapital.com
100 South Ashley Drive
Suite 1140
Tampa, FL 33602	Tel: 804.836.1617